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                                                                     Exhibit 5.1



                                John H. Calvert
                                 816-460-5807
             jcalvert@lathropgage.com or 72741.3656@compuserve.com


                              September 24, 1998


Board of Directors
Syntroleum Corporation
1350 South Boulder, Suite 1100
Tulsa, OK 74119

Gentlemen,

     This relates to the legality of the shares of Common Stock of Syntroleum Corporation (the "Company") to be distributed pursuant to (i) the Company's 1993 Stock Option and Incentive Plan and the Company's Stock Option Plan for Outside Directors (the "Plans") and (ii) Stock Option Agreements for stock options issued to directors of the Company and to a consultant which were not issued pursuant to either of the Plans (the "Option Agreements"), which shares of Common Stock you are seeking to register with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement").

     We have acted as counsel to the Company in connection with the incorporation of the Company, the authorization and issuance of the Company's Common Stock and the registration of shares of Common Stock of the Company under the Registration Statement.

     In rendering the opinions hereinafter expressed, we have examined and relied upon such records, documents, instruments, certificates of public officials, and certificates of officers of the Company, as we have deemed appropriate, including the Registration Statement, the Plans, the Option Agreements, resolutions authorizing the Plans and the Option Agreements, and copies of the Articles of Incorporation and Bylaws of the Company.

     Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

     Our opinions below are limited to the effect of the laws of the State of Kansas, the Kansas General Corporation Law and the Federal laws of the United States. We express no opinion with
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September 24, 1998
Page 2

respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Registration Statement, the Plans or the Option Agreements.

     Based on the foregoing, it is our opinion that:

     (1) the Plans and the Option Agreements have been assumed by the Company, and the Plans have been approved by the Stockholders of the Company; and

     (2) if authorized but previously unissued shares of Common Stock of the Company or issued shares of Common Stock that are held by the Company in its treasury shall be issued by the Company pursuant to the Plans and Option Agreements in accordance with the terms thereof, and the said shares shall be distributed to the participants in the Plans pursuant to the provisions thereof and to the option holders under the Option Agreements pursuant to the provisions thereof, the said shares of Common Stock will be legally issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement, and amendments thereto, by which the securities to be issued pursuant to the Plans are registered with the Securities and Exchange Commission, and in any prospectus relating to the Plans and Option Agreements, as counsel for the Company who has passed upon the legality of the securities registered thereby. We further consent to the filing of this opinion as an exhibit to the registration statement.


                              Very truly yours,

                              LATHROP & GAGE L.C.



                              By: /s/ John H. Calvert
                                    John H. Calvert